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EXHIBIT 11.1               COMPUTATION OF NET INCOME (LOSS)  PER SHARE

                                                                                1999          1998         1997
                                                                              --------      --------     --------
                                                                             (IN THOUSANDS, EXCEPT PER SHARE DATA)
Basic:
   Net (loss)  income attributable to common shares                           $(27,806)     $ 20,552     $ (8,263)
                                                                              ========      ========     ========
   Weighted average common shares outstanding                                   22,088        21,905       18,651
                                                                              ========      ========     ========
   Per share amount                                                           $  (1.26)     $   0.94     $  (0.44)
                                                                              ========      ========     ========

Diluted:
   Net (loss) income                                                          $(27,806)     $ 20,552     $ (8,263)
   Net effect of convertible debentures based
     on the if-converted method, assuming
      100% conversion:
        $35,000,000, 6.75%, due 2006                                             1,563         1,563        2,363
        $50,000,000, 7.0%, due 2004                                              2,349         2,349        2,178
        $125,000,000, 5.25%, due 2002                                            5,180         5,180          219
                                                                              --------      --------     --------
   Net (loss) income attributable to common shares                            $(18,714)     $ 29,644     $ (3,504)
                                                                              ========      ========     ========

   Weighted average common shares outstanding                                   22,088        21,905       18,651

   Net effect of convertible debentures based on the if-converted method, assuming 100% conversion:
        $35,000,000, 6.75%, due 2006                                             1,717         1,717        1,561
        $50,000,000, 7.0%, due 2004                                              2,469         2,469        1,515
        $125,000,000, 5.25%, due 2002                                            5,000         5,000          143

   Net effect of dilutive stock options based
     on the treasury stock method, using
     average market price                                                          236           523          380
                                                                              --------      --------     --------
        Totals                                                                $ 31,510      $ 31,614     $ 22,250
                                                                              ========      ========     ========

   Per share amount                                                           $  (0.59)     $   0.94     $  (0.16)
                                                                              ========      ========     ========





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